                                                                  EXHIBIT 10.13


Mr. Patrick McVeigh
August 9, 1999
Page 1

                   AETHER TECHNOLOGIES INTERNATIONAL, L.L.C.
                             11460 Cronridge Drive
                                   Suite 106
                          Owings Mills, Maryland 21117
                                  -----------
                             Telephone:410-654-6400
                             Facsimile:410-654-6554

                                 August 9, 1999


Mr. Patrick McVeigh
President and CEO
AirWeb Corporation (d/b/a/ OpenSky Corporation)
471 Emerson Street, Suite 200
Palo Alto, California  94301

Dear Mr. McVeigh:

       On June 17, 1999, 3Com Corporation ("3Com"), Aether Technologies International, L.L.C., a Delaware limited liability company ("Aether"), and AirWeb Corporation (d/b/a OpenSky Corporation), a Delaware corporation ("OpenSky") entered into a letter of intent (the "Letter of Intent") relating to the formation of OpenSky. Section 4 of the Letter of Intent sets forth certain commitments by OpenSky to Aether. This letter agreement (this "Agreement") sets forth the binding agreement of Aether and OpenSky with respect to those commitments.

       The terms of the commitments between Aether and OpenSky are as follows:

       1. Development Services. During the ten-month period following the date of this Agreement, OpenSky agrees to purchase from Aether, and Aether agrees to provide to OpenSky services for the development of (a) a network operations center; (b) initial wireless service systems integration for carrier launches during the term of the development agreement; (c) a Palm OS email client supporting access to IMAP4, POP3, SMTP, Exchange and Notes, and the requisite integration with the AIM server; and (d) operation of OpenSky's network operation centers. During this period, Aether will provide OpenSky and 3Com a detailed reconciliation of amounts billed and work performed on a quarterly basis. Aether's services shall be billed on a time and materials basis. Aether's current hourly charge for its engineers is $145 per hour. In addition, Aether will charge $1.50 per month per customer for operation of OpenSky's network operations center. This charge does not include direct customer support services. Aether began its development activities for OpenSky prior to the date of this Agreement. In consideration of the services provided or to be provided by Aether to OpenSky, OpenSky will make an initial payment to Aether in the amount of $500,000 within five (5) days following signing of this

Mr. Patrick McVeigh
August 9, 1999
Page 2

Agreement. In addition, OpenSky will pay Aether an additional amount $2,500,000 in monthly installments of $250,000 per month on the first day of each month during the period from September 1, 1999 through June 1, 2000. OpenSky's obligation to make such payments to Aether shall be subject to OpenSky's acceptance of such services, which acceptance shall be made in accordance with customary industry norms for acceptance, or upon such other criteria as may be established from time to time by OpenSky and Aether.

       2. Resale of OpenSky Services. During the five (5) year period following the date of this Agreement, OpenSky grants Aether the right to resell OpenSky's basic package of web clipping and e-mail services, subject to such terms and conditions as OpenSky offers its other basic package customers, which terms and conditions shall not be less favorable than those available to other OpenSky basic package customers. Aether would pay OpenSky a fee of $3.00 per individual subscriber per month for such services and would otherwise be subject to no less favorable terms and conditions as OpenSky provides to any other reseller of its services. Aether will be solely responsible for all customer support and service in connection with such services, as well as for airtime charges.

       3. ROFR on Development Activities. During the two (2) year period following the date of this Agreement, OpenSky grants Aether a right of first refusal to provide OpenSky with all custom enterprise development requirements for vertical applications involving investment banking and brokerage activities. During this period, Aether will also be OpenSky's preferred provider of custom enterprise development for all vertical applications. The rights set forth in this Section 3 shall be subject to requisite final approval of any third party customer of OpenSky.

       4.     Representations and Warranties.

       (a) OpenSky represents and warrants to Aether that (i) OpenSky has full power and authority to enter into this Agreement; (ii) all necessary approvals for the execution, delivery and performance of this Agreement by OpenSky have been obtained, and this Agreement has been duly executed and delivered by OpenSky and constitutes the legal and binding obligation of OpenSky enforceable in accordance with its terms.

       (b) Aether represents and warrants to OpenSky that (i) Aether has full power and authority to enter into this Agreement; (ii) all necessary approvals for the execution, delivery and performance of this Agreement by Aether have been obtained, and this Agreement has been duly executed and delivered by Aether and constitutes the legal and binding obligation of Aether enforceable in accordance with its terms.

       5. Binding Agreement. OpenSky and Aether confirm their intention that the agreements in this Agreement will be more particularly set forth in a long-form contract to be worked out by OpenSky and Aether as promptly as possible; provided, however, that such

Mr. Patrick McVeigh
August 9, 1999
Page 3


intention of the parties concerning a long-form contract in no way vitiates the validity and binding nature of this Agreement. It is understood that this signed Agreement constitutes a fully enforceable agreement concerning its subject matter; and OpenSky and Aether will prepare a long-form contract merely to thoroughly manifest their understanding. OpenSky and Aether agree to negotiate in good faith to reach agreement on such long-form contract. Nevertheless, all of the material terms of the subject matter of this Agreement are set forth in this Agreement and, if OpenSky and Aether fail to agree on any other terms, the terms set forth in this Agreement shall be independently enforceable.

       6. Severability. The invalidity or unenforceability of any provision of this Agreement shall not impair the validity or enforceability of any other provision.

       7. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

       8. Entire Agreement. This Agreement constitutes the entire agreement between OpenSky and Aether in respect of the subject matter contained in this Agreement and supersedes all prior agreements.

       9. Notices. Any notice or other communication required or permitted hereunder shall be in writing, shall be sent in accordance with the provisions of Section 8.6 of the Series A Preferred Stock Purchase Agreement dated on or about the date hereof among OpenSky, Aether and the other Purchasers named therein.

       10. Governing Law. This Agreement shall be governed by the laws of the State of Maryland, without regard to principles of conflicts of laws.

       Please confirm that the terms set forth in this Agreement are acceptable to you by signing and returning to me the duplicate execution copy of this Agreement.

                                       Very Truly Yours,
                                       Aether Technologies International L.L.C.


                                       By: /s/ David S. Oros
                                          -------------------------------
                                       Davis S. Oros
                                       President & CEO


AGREED AND CONFIRMED, AUGUST 6, 1999

Mr. Patrick McVeigh
August 9, 1999
Page 4



AirWeb Corporation (d/b/a OpenSky Corporation)

By: /s/ Pat McVeigh
   ----------------------------------------
   Patrick McVeigh
   President and CEO